SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12


                            Neose Technologies, Inc.
                -----------------------------------------------
                (Name of Registrant as Specified in its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transaction applies:

             -----------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:

             -----------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -----------------------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:

             -----------------------------------------------------------------

         5)  Total fee paid:

             -----------------------------------------------------------------

[ ] Fee paid previously with Preliminary Materials:
                                                    --------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
                                    -------------------------------------------

         2)  Form, Schedule or Registration Statement No.:
                                                           --------------------

         3)  Filing Party:
                           ----------------------------------------------------

         4)  Date Filed:
                         ------------------------------------------------------

                            NEOSE TECHNOLOGIES, INC.


                                  [NEOSE LOGO]


                                 102 Witmer Road
                           Horsham, Pennsylvania 19044


                    Notice of Annual Meeting of Stockholders

                                  June 11, 1998



         The Annual Meeting of Stockholders (the "Annual Meeting") of Neose Technologies, Inc. (the "Company") will be held at the Company's headquarters at 102 Witmer Road, Horsham, Pennsylvania on June 11, 1998 at 1:00 p.m.
(Eastern Daylight Time) for the following purposes:

         1. To elect seven directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified; and

         2. To transact such other business as may properly come before the Annual Meeting thereof.

         Only stockholders of record at the close of business on April 13, 1998 will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address specified above.

         Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                            By Order of the Board of Directors

                                            /s/ Stephen A. Roth
                                            ------------------------------------
                                            Stephen A. Roth
                                            Chairman and Chief Executive Officer



April 30, 1998


--------------------------------------------------------------------------------
                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY
--------------------------------------------------------------------------------

                            NEOSE TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                                 April 30, 1998

         This Proxy Statement is furnished to stockholders of record of Neose Technologies, Inc. (the "Company") as of April 13, 1998 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held at 1:00 p.m. (Eastern Daylight Time) on June 11, 1998 at the Company's office at 102 Witmer Road, Horsham, Pennsylvania, unless postponed (the "Annual Meeting").

         Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the Annual Meeting in accordance with instructions thereon. If no instructions are given, shares will be voted "FOR" the election of the named nominees as directors of the Company, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters that properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions, broker non-votes, and, with respect to the election of directors, votes that are withheld, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of shares present and entitled to vote on each of the proposals presented, whereas broker non-votes will not be counted in tabulations of shares present and entitled to vote on each of the proposals presented. Because directors are to be elected by a plurality of the votes cast, broker non-votes and votes withheld will have no effect on the election of directors. Because other matters properly brought before the meeting will generally require an affirmative vote of the majority of the shares represented in person or proxy and entitled to vote (except as otherwise required by law, the Company's Second Amended and Restated Certificate of Incorporation, or the Company's Amended and Restated By-Laws), abstentions on such matters will have the effect of a negative vote.

         The mailing address of the Company is 102 Witmer Road, Horsham, Pennsylvania 19044. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about April 30, 1998. Execution and return of the enclosed Proxy Card are being solicited by and on behalf of the Board of Directors of the Company for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by officers and employees of the Company by mail, telephone, telefax, personal interviews, and other methods of communication.


                                VOTING SECURITIES

         The Company has only one class of voting securities outstanding, its common stock, par value $0.01 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on April 13, 1998 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 13, 1998, 9,536,203 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the office of the Company at the address specified above.

                              ELECTION OF DIRECTORS

         The accompanying form of proxy provides spaces for a stockholder to vote for or withhold authority to vote for the nominees for director. Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the seven nominees named below as directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors may reduce the number of directors. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

         The Board of Directors currently has seven members, all of whom are nominees for re-election.

         The affirmative vote of a plurality of the Company's outstanding Common Stock represented and voting is required to elect the directors.

         The Board of Directors recommends a vote FOR the election of each of the nominees for director.

Information Regarding Nominees for Election as Directors

         The Board of Directors currently has seven members. The following information with respect to the principal occupation or employment, other affiliations, and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

         Stephen A. Roth, 55, has served as a director of the Company since 1989 and as its Chairman and Chief Executive Officer since August 1994. Dr. Roth co-founded the Company, and from 1992 until August 1994, he served as Senior Vice President, Research and Development and Chief Scientific Officer of the Company. Prior to joining the Company, he was a consultant to the Company. Dr. Roth was on the faculty of the University of Pennsylvania from 1980 to 1994 and was Chairman of Biology from 1982 to 1987. Dr. Roth serves on the Editorial Board of Current Research in Developmental Biology, The Quarterly Review of Biology, and The Journal of Molecular Recognition. Dr. Roth received his A.B. in biology from The Johns Hopkins University, his Ph.D. in developmental biology from the Case Western Reserve University and completed his post-doctorate training in carbohydrate chemistry at The Johns Hopkins University.

         P. Sherrill Neff, 46, has served as President, Chief Financial Officer, and a director of the Company since December 1994. From 1993 to December 1994, Mr. Neff was Senior Vice President, Corporate Development at U.S. Healthcare, Inc., a managed healthcare company. From 1984 to 1993, Mr. Neff worked at Alex. Brown & Sons Incorporated, an investment banking firm, where he held a variety of positions, including Managing Director and Co-Head of the Financial Services Group. Mr. Neff received his B.A. in religion from Wesleyan University and his J.D. from the University of Michigan Law School. Mr. Neff is a director of JeffBanks, Inc., a publicly held bank holding company, and Prima Facie, Inc., a privately held technology company, and is president-elect and director of the Pennsylvania Biotechnology Association, an industry trade organization.

         William F. Hamilton, 59, has served as a director of the Company since 1991. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967 and is the Landau Professor of Management and Technology and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science at the University of Pennsylvania. Dr. Hamilton serves as a director of the following publicly held companies:
Centocor, Inc., a biopharmaceutical company; Digital Lightwave, Inc., a manufacturer of telecommunications test equipment; Hunt Manufacturing Co., a manufacturer of art and office supplies; and Marlton Technologies, Inc., a trade show supply company. Dr. Hamilton received his B.S. and his M.S. in chemical engineering and his M.B.A. from the University of Pennsylvania, and his Ph.D. in applied economics from the London School of Economics.

         Douglas J. MacMaster, Jr., 67, has served as a director of the Company since May 1993. Mr. MacMaster served as Senior Vice President of Merck & Co., Inc. ("Merck") from 1988 to 1992, where he was responsible for worldwide chemical and pharmaceutical manufacturing, the Agvet Division, and the Specialty Chemicals Group. From 1985 to 1988, Mr. MacMaster was President of the Merck Sharp Dohme Division of Merck, with responsibility for the U.S. human healthcare business. Mr. MacMaster was an employee of Merck for 30 years. Mr. MacMaster serves as a director of the following publicly held companies: American Precision Industries, Inc., a heat transfer and precision equipment manufacturing company; Flamel Technologies, S.A., a polymer chemistry and drug delivery company; Martek Biosciences Corp., a biological products manufacturing company; Oravax, Inc., a biopharmaceutical company; and U.S. Bioscience, Inc., a biotechnology company; and is also a director of Stratton Mutual Funds, a family of mutual funds. In addition, Mr. MacMaster is on the Board of Trustees of Thomas Jefferson University and Martha's Vineyard Hospital Foundation. Mr. MacMaster received his B.A. from St. Francis Xavier University and his J.D. from Boston College Law School.

         Lindsay A. Rosenwald, 43, has served as a director of the Company since 1989, and served as its Chairman until August 1994. Dr. Rosenwald is a founder of several biopharmaceutical companies, including Neose and Interneuron Pharmaceuticals, Inc. In 1991, Dr. Rosenwald founded Paramount Capital Investments, LLC, a New York-based venture capital and merchant banking firm, and in 1992, he founded Paramount Capital, Inc., an investment bank specializing in the biopharmaceutical industry. In June 1994, Dr. Rosenwald founded Paramount Capital Asset Management, Inc., a money management firm specializing in the health sciences industry. Dr. Rosenwald is also Chairman of the Board of Directors of Interneuron Pharmaceuticals, Inc., and is a director of the following publicly held biotechnology companies: Avigen, Inc.; BioCryst Pharmaceuticals, Inc.; Sparta Pharmaceuticals, Inc.; Titan Pharmaceuticals, Inc.; and VIMRx Pharmaceuticals, Inc. In addition, Dr. Rosenwald is a director of the following privately held biotechnology companies: Enzymed, Inc. and Nephros, Inc. Dr. Rosenwald received his B.S. in finance from Pennsylvania State University and his M.D. from Temple University School of Medicine.

         Lowell E. Sears, 47, has served as a director of the Company since September 1994. Mr. Sears has been a private investor involved in portfolio management and life sciences venture capital since April 1994. From 1988 until April 1994, Mr. Sears was Chief Financial Officer of Amgen Inc., a pharmaceutical company, and from 1992 until 1994, Mr. Sears also served as Senior Vice President responsible for the Asia-Pacific region. From 1986 until 1988, Mr. Sears was Treasurer and Director of Planning for Amgen Inc. From 1976 to 1986, Mr. Sears held senior financial and planning positions at Atlantic Richfield Co. Mr. Sears is Chairman of the Board of Directors of CoCensys, Inc., a publicly held neuropharmaceuticals company, and is a director of Techne Corp., a publicly held biological products manufacturing company; Integrated Biosystems, Inc., a privately held process equipment manufacturer; and Dendreon Corporation, a privately held cell processing company. Mr. Sears received his B.A. in economics from Claremont McKenna College and his M.B.A. from Stanford University.

         Jerry A. Weisbach, 64, has served as a director of the Company since May 1993. From 1988 to July 1994, Dr. Weisbach served as Director of Technology Transfer and Adjunct Professor at The Rockefeller University where he was responsible for licensing technology. Dr. Weisbach served as Vice President of Warner-Lambert Company from 1981 to 1987 and President, Pharmaceutical Research Division from 1979 to 1987, where he was responsible for all pharmaceutical research and development activities. Prior to joining Warner-Lambert, Dr. Weisbach served at SmithKline and French Laboratories from 1960 to 1979, where he was Vice President, Research from 1977 to 1979. Dr. Weisbach serves as a director of the following publicly held companies: CIMA Laboratories, Inc., a drug delivery company; Foodex, a food technology company; and Inkine. Dr. Weisbach is also a director of the following privately held companies: Encore; Exponential Biotherapies, Inc.; and Synthon Corporation. Dr. Weisbach received his B.S. in chemistry from Brooklyn College and his M.A. and his Ph.D. in chemistry from Harvard University.

Committees of the Board

         The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee consists of Dr. Hamilton and Mr. Sears, and its functions include reviewing with the Company's auditors the plan and results of their audit and the adequacy of the Company's systems of internal accounting controls and management information systems. In addition, the Audit Committee reviews the independence of the auditors and their fees for services rendered to the Company. The Compensation Committee consists of Dr. Hamilton, Mr. MacMaster, and Dr. Rosenwald. The

Compensation Committee advises the Chief Executive Officer and the Board of Directors on compensation matters generally, determines the compensation of the Chief Executive Officer and the President, reviews and takes action on the recommendation of the Chief Executive Officer as to the appropriate compensation of other officers, and approves the grants of bonuses to officers. The Compensation Committee, subject in certain circumstances to action by the Board of Directors, and to actions of a committee, the sole member of which is the Chief Executive Officer (which may grant options to employees who are not executive officers), also is responsible for the administration of the Company's Amended and Restated 1995 Stock Option/Stock Issuance Plan (the "Plan") under which option grants and direct stock issuances may be made to executive officers.

         Nominations for persons to be elected to the Board of Directors may be made by any stockholder of record at the time of giving the notice described below. Subject to certain limited exceptions described in the Company's Amended and Restated By-Laws, for nominations to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice to the Secretary of the Company as described below under the heading "Stockholder Proposals For The 1999 Annual Meeting." The notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner

Attendance at Board and Committee Meetings

         During 1997, the Board of Directors held six meetings (including two by conference telephone), and the Audit Committee and the Compensation Committee each held one meeting. During 1997, each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committee or committees on which he served.

Compensation of Directors

         Cash Compensation. Non-employee members of the Board of Directors receive an annual retainer of $14,000 and are reimbursed for reasonable travel expenses incurred in connection with their attendance at meetings of the Board of Directors. Non-employee directors may also receive consulting fees of $2,000 per day of additional service. Under the Director Fee Option Grant Program of the Plan, the non-employee directors may elect to apply all, or part, of their annual retainer fees towards the acquisition of options to purchase shares of Common Stock.

         Stock Option Grant. Under the Automatic Option Grant Program of the Plan, each non-employee director first elected or appointed to the Board of Directors will automatically be granted an option for 16,666 shares of Common Stock on the date of his or her election or appointment to the Board of Directors, provided such individual has not been previously employed by the Company. In addition, at each annual stockholders meeting, each individual with at least six months of Board service who is to continue to serve as a non-employee director following the meeting will automatically be granted an option for 3,333 shares of Common Stock. On the date of the Annual Meeting, each non-employee Director will, if re-elected, receive an option grant for 3,333 shares.

         Each automatic grant will have a term of ten years, subject to earlier termination, following the optionee's cessation of service on the Board of Directors. Each automatic option will be immediately exercisable; but, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee director cease prior to vesting of the shares. The initial 16,666 share grant will vest in successive equal, annual installments over the optionee's initial four-year period of Board service. Each annual 3,333 share grant will vest upon the optionee's completion of one year of service on the Board of Directors, as measured from the grant date. However, each outstanding option will immediately vest upon certain changes in the ownership or control of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each director (all of whom are nominees for director), (ii) each of the Company's Chief Executive Officer and the Company's three other most highly compensated officers in 1997 (together, the "Named Executive Officers"), (iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise noted below, the information listed on the table below has been provided by the persons listed in the table below as of March 31, 1998.

                                                                       Number of Shares
                                                                         of Common Stock          Percentage of
                                                                          Beneficially              Shares
Name                                                                        Owned(1)              Outstanding(1)
----                                                                   -----------------          --------------
The TCW Group, Inc.
      865 South Figueroa Street
      Los Angeles, CA  90017(2)..................................            728,400                     7.6%

Lindsay A. Rosenwald, M.D.(3)
      c/o Paramount Capital, Inc.
      787 7th Avenue
      New York, NY 10019.........................................            607,265                     6.4%

Stephen A. Roth, Ph.D.(4)........................................            283,142                     2.9
P. Sherrill Neff(5)..............................................            154,637                     1.6
Edward J. McGuire, Ph.D(6).......................................            125,369                     1.3
William F. Hamilton, Ph.D.(7)....................................             46,043                      *
Douglas J. MacMaster, Jr.(8).....................................             43,294                      *
David A. Zopf, M.D.(9)...........................................             42,532                      *
Lowell E. Sears(10)..............................................             36,952                      *
Jerry A. Weisbach, Ph.D.(11).....................................             29,544                      *
All current directors and executive officers as a group
     (9 persons)(12).............................................          1,368,778                    13.7

---------------
  * Less than one percent.

(1) Gives effect to the shares of Common Stock issuable within 60 days of March 31, 1998 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares.

(2) As reflected in Schedule 13G dated February 12, 1998. According to TCW Group, Inc. ("TCW"), it is a parent holding company which holds such shares indirectly through the following subsidiaries: (i) Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Exchange Act, (ii) TCW Asset Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and (iii) TCW Funds Management, Inc., a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. According to TCW, it has sole voting and investment power with respect to such shares; however, Robert Day, an individual, may be deemed to control TCW and may be deemed to control the following entities: (i) Oakmont Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and (ii) Cypress International Partners Limited, a British Virgin Islands corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Day's address is 200 Park Avenue, Suite 2200, New York, New York 10166.

(3)  Includes (i) 75,624 shares of Common Stock owned by Dr. Rosenwald's wife,
     (ii) 30,250 shares of Common Stock held by Dr. Rosenwald's wife as custodian for Dr. Rosenwald's children, (iii) 474 shares of Common Stock issuable upon exercise of stock options, and (iv) 32,000 shares of Common Stock held by Rosenwald Foundation, Inc., as to which Dr. Rosenwald disclaims beneficial ownership. Dr. Rosenwald may be deemed to share voting and investment power with respect to such shares.

(4) Includes (i) 100,000 shares of Common Stock owned by Dr. Roth's wife, (ii) 15,758 shares of Common Stock owned by Dr. Roth's daughter, and (iii) 79,067 shares of Common Stock issuable upon exercise of stock options.

(5) Includes 147,500 shares of Common Stock issuable upon exercise of stock options.

(6) Includes 46,750 shares of Common Stock issuable upon exercise of stock options.

(7) Includes 42,459 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 27,460 shares of Common Stock issuable upon exercise of stock options.

(9) Includes 37,449 shares of Common Stock issuable upon exercise of stock options.

(10) Includes 19,028 shares of Common Stock issuable upon exercise of stock options. Also includes 17,924 shares of Common Stock owned by the Sears Family Living Trust, of which Mr. Sears is the trustee.

(11) Includes 27,460 shares of Common Stock issuable upon exercise of stock options.

(12) See notes (3) through (11).


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

         The executive officers of the Company are as follows:


Name                               Age     Position
----                               ---     --------
Stephen A. Roth, Ph.D...............55     Chairman, Chief Executive Officer, and Director

P. Sherrill Neff....................46     President, Chief Financial Officer, and Director

Edward J. McGuire, Ph.D.............60     Vice President, Research and Development

David A. Zopf, M.D..................55     Vice President, Drug Development


Information Concerning Executive Officers Who Are Not Directors

         Dr. McGuire has served as Vice President, Research and Development of the Company since April 1990. He is responsible for leading the oligosaccharide synthesis team. Dr. McGuire was on the faculty of the University of Pennsylvania from 1985 to April 1990. From 1984 to 1985, Dr. McGuire served as a Senior Researcher at Genetic Engineering, Inc., a biotechnology company, and from 1972 to 1984 he was a Research Biochemist at the National Jewish Hospital. Dr. McGuire received his B.A. in biology from Blackburn College, his Ph.D. in biochemistry/chemistry from the University of Illinois Medical School, and held National Institutes of Health ("NIH") post-doctoral fellowships at the University of Michigan and The Johns Hopkins University.

         Dr. Zopf has served as Vice President, Drug Development of the Company since April 1992. From August 1991 to March 1992, Dr. Zopf was a consultant to the Company on the biomedical applications of complex carbohydrates. From April 1988 to July 1991, Dr. Zopf served as Vice President and Chief Operating Officer of BioCarb, Inc., a biotechnology company and the U.S. subsidiary of BioCarb AB, where he managed the research and development programs of novel carbohydrate-based diagnostics and therapeutics. Dr. Zopf worked at the NIH from 1971 to 1988, most recently as Chief, Section on Biochemical Pathology at the National Cancer Institute. Dr. Zopf currently serves on the editorial board of Archives of Biochemistry and Biophysics. Dr. Zopf received his A.B. in zoology from Washington University and his M.D. from Washington University School of Medicine.

Summary Compensation Table

         The following table sets forth all compensation earned in 1997, 1996, and 1995 by the Named Executive Officers.


                                                                                     Long-term
                                                                                    Compensation
                                                                                    ------------
                                                          Annual Compensation        Securities
                                                          -------------------        Underlying          All Other
Name and Principal Position                  Year         Salary        Bonus        Options (#)        Compensation
---------------------------                  ----         ------        -----       ------------        ------------
Stephen A. Roth.......................       1997        $241,500      $72,450         90,000           $5,182(1)(2)
    Chief Executive Officer                  1996         230,000       52,500         90,000            5,172(1)(2)
                                             1995         200,000       50,000         90,000            5,172(1)(2)

P. Sherrill Neff......................       1997         236,250       70,875         90,000            5,182(1)(3)
    President and Chief Financial            1996         225,000       52,500         90,000            5,235(1)(3)
     Officer                                 1995         225,000       50,000         90,000            5,172(1)(3)

Edward J. McGuire....................        1997         136,080       45,000         15,000            3,890(1)(4)
    Vice President, Research and             1996         129,600       40,000         15,000            3,855(1)(4)
     Development                             1995         120,000       35,000         10,000            3,745(1)(4)


David A. Zopf.........................       1997         158,760       40,000         15,000            4,434(1)(5)
    Vice President, Drug Development         1996         151,200       40,000         15,000            4,372(1)(5)
                                             1995         144,000       30,000          6,666            5,046(1)(5)

------------

(1) Includes $432, $552, and $552 in 1997, 1996, and 1995, respectively, in premiums paid for group term life insurance.

(2) Includes $4,750, $4,620, and $4,620 of matching contributions in 1997, 1996, and 1995, respectively, to the Company's tax-qualified employee savings and retirement plan (the "401(k) Plan").

(3) Includes $4,750, $4,683, and $4,620 of matching contributions in 1997, 1996, and 1995, respectively, to the 401(k) Plan.

(4) Includes $3,458, $3,303, and $3,193 of matching contributions in 1997, 1996, and 1995, respectively, to the 401(k) Plan.

(5) Includes $4,002, $3,820, and $4,494 of matching contributions in 1997, 1996, and 1995, respectively to the 401(k) Plan.

Option Grants in 1997

         The following table sets forth certain information concerning grants of stock options made during 1997 to each of the Named Executive Officers. No stock appreciation rights were granted to any Named Executive Officer during fiscal year 1997.

                                            Individual Grants
                         ------------------------------------------------------------    Potential Realizable Value
                          Number of                                                       at Assumed Annual Rates of
                         Securities        Percentage of                                 Stock Price Appreciation for
                         Underlying        Total Options                                       Option Term (4)
                           Options            Options         Exercise     Expiration    ----------------------------
Name                     Granted (1)        Granted (2)       Price (3)       Date           5%               10%
----                     -----------       -------------      ---------    ----------    ----------        ----------
Stephen A. Roth.......     90,000              24.4%           $18.000      12/03/07     $1,018,809        $2,581,863
P. Sherrill Neff......     90,000              24.4             18.000      12/03/07      1,018,809         2,581,863
Edward J. McGuire.....     15,000               4.1             13.625      12/19/07        128,530           325,721
David A. Zopf.........     15,000               4.1             13.625      12/19/07        128,530           325,721



(1) These options are exercisable in four annual installments commencing on the first anniversary of the date of grant.

(2) Based on an aggregate of 369,000 options granted to employees in 1997, including options granted to the Named Executive Officers.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income or employment tax liability incurred by the optionee in connection with such exercise. The optionee may be permitted, subject to the approval of the plan administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of Common Stock) in satisfaction of such tax liability.

(4) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Commission and do not represent the Company's estimate of stock price appreciation.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1997. No stock appreciation rights were outstanding on December 31, 1997, and no stock appreciation rights were exercised during the fiscal year ended December 31, 1997 by any of the Named Executive Officers.


                                                            Number of Securities
                           Number of                       Underlying Unexercised          Values of Unexercised
                             Shares                             Options (#)              In-The-Money Options ($)
                          Acquired On        Value       --------------------------    ----------------------------
     Name                 Exercise (#)    Realized ($)   Exercisable  Unexercisable    Exercisable    Unexercisable
     ----                 ------------    ------------   -----------  -------------    -----------    -------------
Stephen A. Roth.....          --              --            76,984       204,583         $260,196         159,185
P. Sherrill Neff....          --              --           147,500       222,500          888,763         321,387
Edward J. McGuire...          --              --            46,750        31,250          537,119          57,031
David A. Zopf.......          --              --            37,449        29,582          432,160          46,606

Employment Arrangements

         In December 1994, the Company entered into an employment agreement for an initial period of three years (with automatic one-year extensions) with P. Sherrill Neff (the "Neff Agreement"), whereby Mr. Neff is employed as President and Chief Financial Officer of the Company. Pursuant to the Neff Agreement, Mr. Neff is to receive a minimum base salary of $225,000 per year and a performance incentive bonus of up to 50% of base salary at the discretion of the Board of Directors or the Compensation Committee thereof. In connection with the Neff Agreement, the Company granted to Mr. Neff options to purchase 100,000 shares of Common Stock at an exercise price of $5.70 per share, 20,000 of which vested immediately with the remainder vesting ratably over four years. Pursuant to the terms of the Neff Agreement, Mr. Neff has entered into a standard noncompetition and confidentiality agreement with the Company. In addition, if Mr. Neff is involuntarily terminated without "cause" (as defined in the Neff Agreement) or terminated voluntarily or involuntarily following certain changes of control of the Company or a sale of all or substantially all of the Company's assets in a complete liquidation or dissolution, the Company is required to continue to pay Mr. Neff for 12 months after termination or, if shorter, the amount of time remaining in his employment term.

         In April 1992, the Company entered into a one-year employment agreement extendable in one-year increments, with David A. Zopf (the "Zopf Agreement"), whereby Dr. Zopf is employed as Vice President, Drug Development. The agreement has been extended through March 1999. The Zopf Agreement currently provides for an annual base salary of $166,700 and a bonus of up to 25% of base salary at the discretion of the Chief Executive Officer. In connection with the Zopf Agreement, the Company granted to Dr. Zopf options to purchase 26,666 shares of Common Stock at fair market value, which options are now fully vested. The Zopf Agreement contains certain restrictive covenants, including provisions relating to noncompetition, nonsolicitation, and the nondisclosure of proprietary information during his employment with the Company and for specified periods thereafter.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee consists of Dr. Hamilton, Mr. MacMaster, and Dr. Rosenwald. No member of the Compensation Committee was at any time during 1997 or at any other time an officer or employee of the Company. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                          COMPENSATION COMMITTEE REPORT

         Notwithstanding anything to the contrary, the following Compensation Committee Report and the Performance Graph on page 12 shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on compensation matters generally, determines the compensation of the Chief Executive Officer and the President, reviews and takes action on the recommendation of the Chief Executive Officer as to the appropriate compensation of other officers, and approves the grants of bonuses to officers. The Compensation Committee, subject in certain circumstances to action by the Board of Directors, and to actions of a committee, the sole member of which is the Chief Executive Officer (which may grant options to employees who are not executive officers), also is responsible for the administration of the Company's Amended and Restated 1995 Stock Option/Stock Issuance Plan under which option grants and direct stock issuances may be made to executive officers.

         General Compensation Policy For Executive Officers. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company. It is the Compensation Committee's objective to have a significant portion of each executive officer's compensation contingent upon the Company's performance, as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements:
(i) base salary, which reflects individual responsibilities and performance and is designed primarily to be competitive with salary levels in the industry, (ii) cash bonuses, which reflect the achievement of corporate and individual performance objectives, and (iii) long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company's other stockholders.

         Factors. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation for 1997 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors with respect to executive compensation for future years.

         o Base Salary. The base salary for each executive officer was determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and outside the industry, and internal base salary comparability considerations. The weight given to each of these factors differed from individual to individual, as the Compensation Committee deemed appropriate. The Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of (i) results obtained from certain compensation surveys and (ii) its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. Base salaries are generally reviewed on an annual basis, with adjustments made in accordance with the factors indicated above. The base salaries for the executive officers in 1997 increased an aggregate of 5% over 1996.

         o Bonus. The incentive compensation of executive officers was closely related to corporate and individual performance. A large portion of the incentive compensation of executive officers consisted of contingent compensation. Bonus awards are based on, among other things, corporate and individual performance objectives that are tailored to the responsibilities and functions of key executives.

         o Long-Term Incentive Compensation. Long-term incentives were provided through grants of stock options. The grants were designed to align the interests of each executive officer with those of the Company's other stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allowed the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

         The number of shares subject to each option grant was set at a level intended to create meaningful opportunity for appreciation based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, and the individual's personal performance in recent periods. The Compensation Committee also considered the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee did not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. Options to acquire an aggregate of 210,000 shares were granted to executive officers in 1997.

         Through the Company's Employee Stock Purchase Plan, the Company offers additional opportunities for equity ownership to executive officers by allowing them to purchase shares of Common Stock semi-annually through periodic payroll deductions.

         CEO Compensation. In determining the compensation payable to the Company's Chief Executive Officer, the Compensation Committee focused on two objectives: (i) establishing a level of base salary competitive with those paid by biotechnology companies similar in size and market capitalization when compared with the Company, and competitive with those paid by companies outside of the industry with which the Company competes for executive talent, and (ii) making a significant percentage of the total compensation package contingent upon corporate and individual performance.

         The base salary established for Dr. Roth on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors. Dr. Roth's incentive cash compensation for 1997 was based on the Committee's assessment of his individual performance and his contribution to the Company's performance.

         The long-term incentive component of Dr. Roth's compensation for 1997 consisted of a stock option grant for the purchase of 90,000 shares. This grant was designed to provide him with a continuing incentive to remain with the Company and contribute to the Company's financial success. The option will have value only to the extent Dr. Roth continues in the Company's employ, and then only if the market price of the option shares appreciates over the option term.

         Compliance with Internal Revenue Code Section 162(m). As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Amended and Restated 1995 Stock Option/Stock Issuance Plan is intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

         Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                                     THE COMPENSATION COMMITTEE

                                                     Dr. Hamilton
                                                     Mr. MacMaster
                                                     Dr. Rosenwald

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return of (i) the Nasdaq Stock Market - US Index (the "Nasdaq Composite"), and (ii) the Nasdaq Stock Market Biotech Index (the "Nasdaq Biotech Index"), assuming an investment in each of $100 on February 16, 1996. The graph commences on the date the Company's Common Stock became publicly traded.

                                   [GRAPHIC]
              In the printed version of the document, a line graph
                appears which depicts the following plot points:

                     2/16/96  3/31/96     6/30/96    9/30/96   12/31/96     3/31/97     6/30/97     9/30/97     12/31/97
                     -------  -------     -------    -------   --------     -------     -------     -------     --------
NTEC                   100     148          164        122        144         110         102         144         122
NASDAQ Composite       100   100.9801    108.64666   112.4882  118.36602   112.01144   132.21387   154.54978   143.97503
NASDAQ Biotech Index   100   93.362805   90.464788   94.04433   93.11414   90.277522   94.928471   105.01013   93.049672


                              CERTAIN TRANSACTIONS

         In connection with the purchase of its facility and its good manufacturing practices manufacturing expansion, in March 1997, the Company issued, through the Montgomery County (Pennsylvania) Industrial Development Authority, $9.4 million of taxable and tax-exempt bonds. The bonds are supported by a AA-rated letter of credit, and a reimbursement agreement between the Company's bank, Jefferson Bank, and the letter of credit issuer. To provide credit support for this arrangement, the Company has agreed to certain financial covenants and has given a first mortgage on the land, building, improvements, and certain machinery and equipment to Jefferson Bank. In addition, the Company has agreed to pay Jefferson Bank a quarterly fee equal to 0.625% of the outstanding letter of credit amount. Mr. Neff, the President, Chief Financial Officer, and a director of the Company, is a director of JeffBanks, Inc., the parent holding company of Jefferson Bank. The Company believes that the terms of the credit support arrangement generally were no less favorable to the Company than those that could have been obtained from other lending institutions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and

Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater-than-ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by the Company, the Company believes that during the year ended December 31, 1997, all filing requirements applicable to its officers and directors were satisfied, except that Douglas MacMaster, Jr., a director of the Company, failed to report in a timely fashion the purchase of 7,500 shares of Common Stock in June 1997.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has served as the Company's independent public accountants and auditors since 1994. Arthur Andersen LLP has been selected to continue in such capacity for the current year. A representative of that firm is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

                                  OTHER MATTERS

         Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

                STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

         In accordance with regulations issued by the Commission and the Company's Amended and Restated By-Laws, stockholder proposals intended for presentation at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company by no later than December 31, 1998, and no earlier than December 1, 1998, if such proposals are to be considered for inclusion in the Company's Proxy Statement.



                                            By Order of the Board of Directors

                                            /s/ Stephen A. Roth
                                            ------------------------------------
                                            Stephen A. Roth
                                            Chairman and Chief Executive Officer

Horsham, Pennsylvania
April 30, 1998
                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                            NEOSE TECHNOLOGIES, INC.

                                 June 11, 1998

                Please Detach and Mail in the Envelope Provided

[X] Please mark your
    votes as in this
    example

        FOR all nominees          WITHHOLD
      at right (except as        AUTHORITY
         marked to the        to vote for all
         contrary below)      nominees at right

1. ELECTION
   OF
   DIRECTORS [ ]                   [ ]          Nominees: Stephen A. Roth          2. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS
                                                          P. Sherrill Neff            MAY PROPERLY COME BEFORE THE MEETING
                                                          William F. Hamilton
INSTRUCTION: To withhold authority to vote for            Douglas J. MacMaster, Jr.   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE
an individual nominee, strike a line through that         Lindsay A. Rosenwald        VOTED FOR THE ELECTION OF DIRECTORS NAMED IN
nominee's name in the list at right.                      Lowell E. Sears             PROPOSAL.
                                                          Jerry A. Weisbach




_____________________________________  Dated:_____________________  _____________________________________ Dated:____________________
     Signature of Stockholder                                            Signature if held jointly


Note: Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

                            Neose Technologies, Inc.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JUNE 11, 1998

       (This Proxy is solicited by the Board of Directors of the Company)

       The undersigned stockholder of Neose Technologies, Inc. hereby appoints Stephen A. Roth, Chairman and Chief Executive Officer and P. Sherrill Neff, President and Chief Financial Officer and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Neose Technologies, Inc. to be held at the Company's headquarters at 102 Witmer Road, Horsham, PA 19044, on June 11, 1998, at 1:00 P.M. (Eastern Daylight Time), or any adjournment thereof.